SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act

May 18, 2016 (May 12, 2016)
Date of Report (Date of Earliest Event Reported)

HotApp International Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-194748	47-4742558
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

(202) 524-6869
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Appointment of Certain Officers

On May 12, 2016, Chew Sien Lup resigned as the Company’s Chief Financial Officer.

On May 12, 2016, the Company appointed Lui Wai Leung Alan as Chief Financial Officer. Mr. Lui, age 45, will serve in this position for one year, which is renewable at the annual stockholders’ meeting. There are no understandings or transactions between Mr. Lui and any other person pursuant to which he was selected as an officer, nor are there any family relationships between Mr. Lui and any officer or director of the Company.

Mr. Lui previously worked with ZH International Holdings Limited in Hong Kong as the Financial Controller from 1997 through 2016.

Mr. Lui oversaw the financial and management reporting and focusing on its financing operations, treasury investment and management. He has extensive experience in financial reporting, taxation and financial consultancy and management in Hong Kong. He oversaw external auditors and preparation and finalization of annual reports and annual financial statements. He also managed all financial forecasts and planning, including budgets, revenue forecasts, cost forecasts, capital requirements and cash need. He developed and recommended an overall financial strategy for the company that supports its business strategies and captures maximum value for its shareholders and assisted to assess the design and operating effectiveness and internal control of the company. He also performed due diligence and investigated the details of the operations of potential investment, recognized cultural differences and helped to understand how to adapt when the acquisition take place.

Mr. Lui is a certified CPA in Australia. In 1993, Mr. Lui received a bachelor’s degree in business administration from the Hong Kong Baptist University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HotApp International Inc.

By: /s/ Chan Heng Fai
Chan Heng Fai
Chief Executive Officer

Dated: May 18, 2016